Exhibit 99.1
[LOGO]

FOR IMMEDIATE RELEASE

Level 3 Contacts:
News Media:       Josh Howell                    Investors:       Robin Miller
                  720/888-2517                                    720/888-2500

                  Steve Ingish
                  720/888-2521


                       OPEN LETTER TO LEVEL 3 STOCKHOLDERS

BROOMFIELD,   COLORADO  -  November  7,  2000.  The  following  open  letter  to
stockholders   was   released   today  by  James  Q.  Crowe,   CEO  of  Level  3
Communications, Inc. (Nasdaq: LVLT).

"Dear Fellow Stockholders:

"We are witnessing a period of fundamental and unprecedented change in the telecommunications industry. The large, traditional industry players are restructuring into smaller operating companies in order to focus on different segments of the market. From our perspective, these actions are not surprising. In fact, they were inevitable. Given the pace of market and technical change, it is difficult enough to be good at one thing. It is extraordinarily difficult, perhaps impossible, to be good at many things - operating on the old telephone business model as a large, vertically integrated company trying to serve all segments of the market.

"History has shown, that in periods of economic discontinuity, dominant companies rarely if ever remain dominant. Rather, newer competitors emerge and create significant value.

"We saw this same transition occur in computing. In the 1980's, IBM was an icon of global business success. It was vertically integrated, making everything from hardware to software. And then it was challenged by focused, horizontally integrated companies like Microsoft and Intel. These firms captured dominant market shares in their market segments and, in the process, created enormous value for investors.

"As the communications industry goes through a similar evolution, we will see companies struggle to redefine and reposition themselves. Until the winners and losers in this process become apparent, investors may see continued stock price volatility across the industry and even across the board reductions in valuations.
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"Therefore, we believe the right question to ask is, 'What companies will emerge with the right business plan, sufficient capital and the right team of people?' Those who are well positioned, with access to capital, will have tremendous opportunities. Those who don't will struggle.

"We continue to believe that we are exceptionally well positioned, and we continue to believe that we are at the threshold of one of the great opportunities in business.

"I would like to comment on our progress and position, and I would like to respond to some of the questions we have received from you as fellow stockholders. Not surprisingly, most of your questions have centered on our recent stock weakness.

"As a general matter, I avoid commenting on short-term movements in the capital markets and in Level 3's stock price. However, in view of the magnitude of the price drops we have seen recently and your understandable level of concern, I feel I owe it to you to address these issues directly.

"I understand these concerns personally since my financial success, that of all Level 3's executive team and that of our employee-owners is tied directly to Level 3 stock performance. And I assure you that we are not happy about current stock performance.

"Based on the inquiries we have received, there may be confusion about our recent financial results, the implications of these results and some projections we have made. If so, I believe that clarifying our position may be of some value.

"Through the third quarter of this year, our capital expenditures have been $4.5 billion. We expect to spend $6.3 billion on capital goods through the end of 2000. These figures both represent increases in the amounts we expected to spend at the beginning of the year.

"We also indicated that, even with the increase in capital expenditure, we were not projecting an increase in total investment required to achieve cashflow breakeven.

"At the time we made these announcements, we also estimated that communications revenue for this year would increase to $825 million versus the previous projection of $750 million. This means that communications revenue for the fourth quarter is expected to be approximately $320 million, which is a growth rate of 25% quarter over quarter. We are very comfortable with this estimate and confident we will meet the expectation. We further indicated that we would update our 2001 revenue projection, which stands at $1.7 billion - a more than 100% increase over the current 2000 projections -- after our 2001 budget reviews, which occur this quarter.

"In apparent response to these statements, a number of investors and analysts have asked a series of related questions, which may be summarized as follows:
'Given recent revenue and earnings disappointments experienced by a number of other communications companies, should investors be concerned that you have increased your 2000 capital expenditures, and not increased your 2001 revenue projections?'

"My answer is that we remain confident in our ability to earn a superior return on our invested capital. The reason we have not updated 2001 revenue projections is not concern over 2001 performance, it is our longstanding commitment to provide the best, most thoughtful guidance that we can. This will be best accomplished by doing so after we get the benefit of our previously mentioned budget process.

"We have raised almost $14 billion and invested in people, network infrastructure and operational capability very different from those of our competitors. Important parts of our US, European, Asian and undersea infrastructure will be completed in the very near term, on or ahead of schedule.

"We continue to believe that we have the right operational, financial and technical plans to capitalize on one of the great opportunities in business today. We believe that we have built the most advanced communications network in the world and, more importantly, one that continues to advance as technology advances.

"Overall, I am more confident than ever in our position. We remain on track, and in many cases ahead of schedule. We will substantially complete construction of our network this quarter and have begun migrating customers onto our network. We are in the enviable position of being substantially prefunded to free cashflow breakeven in accordance with our business plan. We have capital in the bank at a time when many of our competitors are capital constrained, because the capital markets are constrained. We will work hard to preserve this substantial competitive advantage and we will be very carefully analyzing and monitoring our capital deployment.

"In conclusion, many of the industry events that we had envisioned over the last few years have, in fact, occurred. We believe that the assets we have created -- and the team we have built - position us exceptionally well going forward. We remain firmly committed to delivering exceptional value to you, our fellow stockholders, and appreciate your trust and continuing support."

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of IP-based services including broadband transport, colocation services, submarine transmission services and the industry's first Softswitch based services. Level 3 offers services primarily to IP intensive companies, which deliver their services over the Level 3 Network. Its Web address is www.Level3.com.
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Forward Looking Statement
The statements made by Level 3 in this press release may be forward looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in its target markets. Additional information concerning these and other potential important factors can be found within Level 3's filings with the U.S. Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.